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                                  Exhibit "C"


June 30, 1995

Bob Wennemer
BMW Of North America
300 Chestnut Ridge Road
Woodcliffe Lake, NJ  07675

Dear Bob,

         As of February 11, 1987, BMW Vision Associates Limited Partnership ("Vision") and American Cimflex Corporation ("ACC") entered into a Technology Sale and Stock Purchase Agreement whereby Vision sold certain technology to ACC for a consideration consisting of shares of ACC common stock, par value $.01 per share, plus a specified minimum royalty (the "Agreement"). ACC merged into Cimflex Teknowledge Corporation ("Teknowledge") effective February 24, 1989. Teknowledge subsequently shortened its name to Teknowledge Corporation and is the successor-in-interest to the rights and liabilities of ACC pursuant to the Agreement. In addition, we understand that BMW is the successor in interest of Vision and that BMW today owns 728,571 shares of Teknowledge Common Stock.

         Trilogy Development Group, Inc. ("Trilogy"), hereby offers to purchase the rights (excluding the Teknowledge Stock) of BMW under the Agreement and the 728,571 shares of Teknowledge Common Stock currently held by BMW for a consideration of $550,000 (the "Offer"). BMW evidenced by the signature of its authorized representative at the end of this letter, hereby accepts the Offer and agrees to sell all of Vision's rights under the Agreement to Trilogy.

         The Offer is subject to the following condition: Legal counsel to Trilogy must confirm that all royalties due under the Agreement (whether due prior or subsequent to the date hereof) are legally collectible by Trilogy after it has assumed the rights of BMW under the Agreement. If the foregoing condition is not met by the close of business on July 14th, 1995, then the Offer will be automatically rescinded and neither BMW nor Trilogy will have any liability hereunder.

         This Offer will remain in effect until 11:59 P.M., June 30, 1995.



                                     Sincerely,
                                     TRILOGY DEVELOPMENT GROUP, INC.

                                               By:    /s/ Jack F. Lynch
                                                  ----------------------------

                                             Name:   Jack F. Lynch
                                                  ----------------------------

                                            Title:     Controller
                                                  ----------------------------

Agreed and Accepted this
  30   day of June, 1995
BMW

By:  /s/ Robert G. Wennemer, /s/ Dennis J. Helfman
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Name:   Robert G. Wennemer / Dennis J. Helfman
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Title:     Treasurer / General Counsel & Secretary
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